Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2021, with respect to the consolidated financial statements of Contango Oil & Gas Company included in the Annual Report on Form 10-K of Contango Oil & Gas Company for the year ended December 31, 2020, which are included in this Current Report of Crescent Energy Company on Form 8-K. We consent to the incorporation by reference of the aforementioned report in this Current Report of Crescent Energy Company on Form 8-K.

/s/ GRANT THORNTON LLP

Houston, Texas

April 8, 2022